EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Macromedia, Inc. and Subsidiaries:

      We consent to incorporation by reference in the registration statements (Nos. 33-92233, 333-89247, 333-64141, 333-39285, 333-24713 and 333-08435) on Form S-8 and the registration statement (No. 333-32193) on Form S-3 of Macromedia, Inc. of our reports dated April 24, 2000, relating to the consolidated balance sheets of Macromedia and subsidiaries as of March 31, 2000, and 1999, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2000, and the related financial statement schedule, which reports appear in the March 31, 2000, annual report on Form 10-K of Macromedia, Inc.

/s/ KPMG LLP

San Francisco, California
June 21, 2000